Filed Pursuant to Rule 433

Registration No. 333-271535

Issuer Free Writing Prospectus dated August 7, 2024

Relating to Preliminary Prospectus Supplement dated August 7, 2024

PRICING TERM SHEET

META PLATFORMS, INC.

August 7, 2024

$1,000,000,000 4.300% Senior Notes due 2029

$1,000,000,000 4.550% Senior Notes due 2031

$2,500,000,000 4.750% Senior Notes due 2034

$3,250,000,000 5.400% Senior Notes due 2054

$2,750,000,000 5.550% Senior Notes due 2064

Summary of Terms

Issuer:	Meta Platforms, Inc.

Format:	SEC Registered

Issue:	Senior Notes

Trade Date:	August 7, 2024

Settlement Date (T+2):*	August 9, 2024

Denominations:	$2,000 x $1,000

Ratings:**	Aa3 (Moody’s Investors Service, Inc.) AA- (Standard & Poor’s Ratings Services)

Maturity:	2029 Notes: August 15, 2029 2031 Notes: August 15, 2031 2034 Notes: August 15, 2034 2054 Notes: August 15, 2054 2064 Notes: August 15, 2064

Principal Amount:	2029 Notes: $1,000,000,000 2031 Notes: $1,000,000,000 2034 Notes: $2,500,000,000 2054 Notes: $3,250,000,000 2064 Notes: $2,750,000,000

Public Offering Price:	2029 Notes: 99.807% 2031 Notes: 99.952% 2034 Notes: 99.810% 2054 Notes: 99.601% 2064 Notes: 99.568%

Coupon (Interest Rate):	2029 Notes: 4.300% 2031 Notes: 4.550% 2034 Notes: 4.750% 2054 Notes: 5.400% 2064 Notes: 5.550%

Yield to Maturity:	2029 Notes: 4.343% 2031 Notes: 4.558% 2034 Notes: 4.774% 2054 Notes: 5.427% 2064 Notes: 5.577%

Spread to Benchmark Treasury:	2029 Notes: T + 55 bps 2031 Notes: T + 70 bps 2034 Notes: T + 80 bps 2054 Notes: T + 115 bps 2064 Notes: T + 130 bps

Benchmark Treasury:	2029 Notes: UST 4.000% due July 31, 2029
2031 Notes: UST 4.125% due July 31, 2031
2034 Notes: UST 4.375% due May 15, 2034
2054 Notes: UST 4.250% due February 15, 2054
2064 Notes: UST 4.250% due February 15, 2054

Benchmark Treasury Price/Yield:	2029 Notes: 100-29¾ and 3.793% 2031 Notes: 101-19¾ and 3.858% 2034 Notes: 103-07 and 3.974% 2054 Notes: 99-17+ and 4.277% 2064 Notes: 99-17+ and 4.277%

Interest Payment Dates:	February 15 and August 15, commencing on February 15, 2025

Optional Redemption:

2029 Notes: At any time prior to July 15, 2029, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 basis points; par call at any time on or after July 15, 2029.

2031 Notes: At any time prior to June 15, 2031, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after June 15, 2031.

2034 Notes: At any time prior to May 15, 2034, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after May 15, 2034.

2054 Notes: At any time prior to February 15, 2054, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points; par call at any time on or after February 15, 2054.

2064 Notes: At any time prior to February 15, 2064, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points; par call at any time on or after February 15, 2064.

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Citigroup Global Markets Inc.

Co-Managers:	Allen & Company LLC Blaylock Van, LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC

CUSIP / ISIN:	2029 Notes: 30303M 8S4 / US30303M8S40 2031 Notes: 30303M 8T2 / US30303M8T23 2034 Notes: 30303M 8U9 / US30303M8U95 2054 Notes: 30303M 8V7 / US30303M8V78 2064 Notes: 30303M 8W5 / US30303M8W51

*

It is expected that the delivery of the notes will be made against payment therefor on or about August 9, 2024, which will be the second business day after the date of the prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day preceding the Settlement Date will be required, by virtue of the fact that the notes will settle in two business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement and a prospectus with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, or Morgan Stanley & Co. LLC at 1-866-718-1649. This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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